Exhibit 1.01

VOXX International Corporation
Conflict Minerals Report
For The Year Ended December 31, 2015

This is the Conflict Minerals Report of VOXX International Corporation (herein referred to as “VOXX,” the “Company,” “we,” “us,” or “our”) for Calendar Year 2015 in accordance with Rule 13p-1 (the “Rule”) under the Securities Exchange Act of 1934 (the “1934 Act”), as amended. Please refer to Rule 13p-1, Form SD and the 1934 Act Release No. 34-67716 for definitions to the terms used in this Report, unless otherwise defined herein.

The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals that are necessary to the functionality or production of their products. Conflict Minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (3TG) for the purposes of this assessment. These requirements apply to registrants whatever the geographic origin of the conflict minerals and whether or not they fund armed conflict.

If a registrant can establish that the conflict minerals originated from sources other than the Democratic Republic of the Congo or an adjoining country (the “Covered Countries”),or from recycled and scrap sources, the registrant must submit a Form SD which describes the Reasonable Country of Origin Inquiry completed.

If a registrant has reason to believe that any of the conflict minerals in its supply chain may have originated in the Covered Countries, or if it is unable to determine the country of origin of those conflict minerals, then the issuer must exercise due diligence on the conflict minerals’ source and chain of custody. The registrant must annually submit a report, Conflict Minerals Report (CMR), to the SEC that includes a description of those due diligence measures.

Company Overview

We support the humanitarian goal of the Dodd-Frank Act in ending the illegal trade of Conflict Minerals originating in the Covered Countries, while supporting legitimate commercial ventures in the region. We do not purchase any Conflict Minerals directly from any source. We are dedicated to working with our suppliers to increase transparency regarding the origin of minerals contained in our products.

Voxx is a leading international manufacturer and distributor in the Automotive, Premium Audio and Consumer Accessories industries. Our principle products include rear-seat entertainment devices, satellite radio products, automotive security, remote start systems, digital TV tuners, mobile antennas, mobile multimedia devices, aftermarket/OE-styled radios, car-link smartphone telematics application, collision avoidance systems, location-based services, home theater systems, high-end loudspeakers, outdoor speakers, iPod/computer speakers, business music systems, cinema speakers, flat panel speakers, Bluetooth speakers, soundbars, headphones, DLNA (Digital Living Network Alliance) compatible devices, remote controls, rechargeable battery packs, wireless and Bluetooth speakers, personal sound amplifiers, and iPod docks/iPod sound, A/V connectivity, portable/home charging, reception and digital consumer products. We conducted an analysis of our products and found that tin, tantalum, tungsten and gold (3TG) are found in substantially all of our products.

In accordance with the Rule, VOXX has undertaken due diligence to determine the conflict minerals status of the necessary conflict minerals used in its automotive, audio and consumer accessory manufacturing and distribution business. We adopted a due diligence program in 2013 that is consistent in all material respects with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition (OECD 2013) (“OECD Framework”), an internationally recognized due diligence framework, including related Supplements for each of the conflict minerals.

Pursuant to SEC guidance issued April 29, 2014 and the SEC order issued May 2, 2014, VOXX is not required to describe any of its products as “DRC conflict free” (as defined in Section 1, Item 1.01(d)(4) of Form SD), “DRC conflict undeterminable” (as defined in Section 1, Item 1.01(d)(5) of Form SD) or “having not been found to be ‘DRC conflict free,’” and therefore makes no conclusion in this regard in the report presented herein.  Furthermore, given that VOXX has not voluntarily elected to describe any of its products as “DRC conflict free,” an independent private sector audit of the report presented herein has not been conducted.

Conflict Minerals Policy

Voxx has a DRC Conflict Minerals sourcing policy setting forth that the Company does not knowingly source metals that come from the Eastern provinces of the Democratic Republic of Congo or adjoining countries (the “Conflict Region”). The Company has no policy that would avoid sourcing from the DRC and covered countries altogether, but rather strives to source responsibly from this region. Voxx’s goal is to ultimately be able to certify that all of its products are manufactured with conflict free minerals. Voxx’s Conflict Minerals Policy statement can be found here:
http://www.voxxintl.com/policies/suppliers/

All employees who are members of the Company’s Conflict Minerals Process Organization (as defined in section 1 of the Due Diligence portion of the report) are required to review the Company’s policy on conflict minerals and the relevant due diligence process. The Process Administrator and Process Champions (as defined in the Internal Standard Operating Procedures section) are responsible for ensuring that the related materials are appropriately communicated to organization members and key employees involved in the Company’s supply chain management.

Suppliers are encouraged to support industry efforts to enhance traceability and responsible practices in global mineral supply chains. The Company will provide consultation and reference materials to all suppliers, as requested, to aid them in understanding our conflict mineral process and due diligence plan and in developing their own policies toward preventing the use of conflict minerals or derivative metals sourced from mines controlled by armed groups in the Conflict Region.

Supply Chain

Many of the products we manufacture are highly complex, often containing thousands of parts from many direct suppliers. We have relationships with a vast network of suppliers throughout the world and there are generally multiple tiers between the 3TG mines and our direct suppliers. Therefore, we must rely on our direct suppliers to work with their upstream suppliers in order that they may provide us with accurate information about the origin of 3TG in the components we purchase.

Our data source consisted of all Company purchases for the calendar year and we identify our population of suppliers based on these purchases and focused on all products sourced from these suppliers. We requested that all suppliers provide information to us regarding 3TG and smelters using the template developed by the Electronic Industry Citizenship Coalition® (EICC®) and The Global e-Sustainability Initiative (GeSI), known as the EICC-GeSI Conflict Minerals Reporting Template (the “CMRT”). The CMRT was developed to facilitate disclosure and communication of information regarding smelters and refiners that provide material to a manufacturer’s supply chain. It includes questions regarding a direct supplier’s conflict-free policy, its due diligence process, and information about its supply chain such as the names and locations of smelters and refiners as well as the origin of 3TG used by those facilities.

Efforts to Determine Mine or Location of Origin

We have requested our suppliers to complete the CMRT in order to determine the mines or locations of origin of 3TG in our supply chain. Additionally, we requested that suppliers provide us with smelter ID’s, as applicable, related to the smelters they source from. We have used the data collected to compare to a validated smelter list to help us decide how we wish to conduct business with these suppliers going forward.

Reasonable Country of Origin Inquiry

Voxx utilizes 3E’s Conflict Minerals software and services to conduct its reasonable country of origin inquiry. This has involved sending the EICC-GESI Conflict Minerals Reporting Template (“the CMRT”) to all of Voxx’s direct suppliers. The CMRT must be completed and signed by an appropriate supplier signatory. Each year, prior to administering the CMRT to our suppliers, 3E Company sends preliminary letters to each of our suppliers to provide additional information about the CMRT that will be sent. Voxx also offers to its suppliers online training sessions, through 3E, in multiple languages, in order to assist them in their understanding and timely completion of the CMRT and to educate them regarding the relevant, emerging SEC requirements and Voxx’s due diligence expectations.

All responses are received and validated for the following:

•
Completeness of survey- Responses should contain all required data in the format corresponding to the CMRT survey. If responses are incomplete or inconsistent, the supplier is contacted and asked for missing or supplemental data. This is initially done by 3E Company via emails sent to the suppliers and followed up by telephone contact. After at least three attempts at contact by 3E, the supplier and CMRT information in question will be referred to the Corporate Compliance team as ‘non-responsive,’ where additional attempts to contact the supplier will be made by the team in order to obtain the required information and reiterate the Company’s expectations of compliance.

•
Accuracy and completeness of data - The product information provided should be compared to the Company’s purchasing records for the supplier in order to ensure it supports the supplier’s disclosure (i.e. products included on the CMRT match products listed in supplier’s response). Some suppliers provide a ‘company level response,’ which is a disclosure of all the metals and smelters the supplier uses in every product it sells. When a company level response is received, 3E and the Corporate Compliance Team review the information for reasonableness of the products and materials listed, as compared to the Company’s purchasing records.

•
Confirmation of smelter claims - Smelter information provided is compared the EICC/GeSI Conflict Free Smelter (CFS) list at http://www.conflictfreesourcing.org. 3E compares supplier reported smelter information per the completed CMRT to the list on this site to validate whether the smelter is known and further determine its status with CFSI in the event it is known (i.e. Compliant, Active, In Progress, or none). 3E’s conflict mineral software then has reports broken down by “known” and “unknown” smelters for review and validation by the Corporate Compliance team.

•
Comparison of number of smelters reported to the size of the supplier - Larger suppliers are likely to source minerals from more smelters, as compared to a smaller supplier. At least one smelter should be identified for each metal contained in a product. If response information does not appear reasonable, 3E notifies the Corporate Compliance Team by flagging the supplier in the system for further analysis. Members of the Corporate Compliance team may contact the suppliers via email correspondence or by telephone, if deemed necessary after further review, in order to obtain additional information from the supplier.

In addition to the administration and review of responses to the CMRT, members of the Company’s Conflict Minerals Process Organization travel to the annual Consumer Electronics Show in Las Vegas, Nevada, held each January, in order to conduct in-person meetings with several of its top suppliers, in order to discuss the Company’s conflict mineral initiatives and provide additional information and answer inquiries related to the CMRT administered. The meetings are arranged by Voxx’s Process Administrator, based on information obtained and supplied by the Company’s engineers, purchasing department and project managers, through their ongoing communication with the suppliers throughout the year. These meetings provide the Company with the opportunity to engage with suppliers and direct them to information and training resources to attempt to increase the response rate and improve the content of the supplier survey responses. These meetings are conducted annually, as the Company believes the ability to meet with suppliers in person improves the due diligence process. During 2015 in particular, the Company and representatives from 3E met with several suppliers in order to review previous submissions of the CMRT and discuss how to properly complete the template. Many suppliers had not provided the necessary level of detail in prior years and the Company specifically arranged time with these suppliers to address their questions and clearly express the Company’s expectations. Members of the Corporate Compliance team also meet with the Company’s external Conflict Minerals Advisor at least bi-weekly after CMRT’s are sent to the suppliers in order to discuss the status of due diligence efforts.

The Company will continue to refer to industry-driven programs to verify the performance of joint on-site spot checks of the smelters/refiners.

Results of VOXX International Corporation’s Reasonable Country of Origin Inquiry

Our evaluation encompassed 100% of the materials we purchased in 2015 from third parties for which the Company has manufacturing oversight, in accordance with the Rule. For the purpose of the Reasonable Country of Origin Inquiry, Voxx continued to receive supply chain responses through May 13, 2016. Based on the process described above, Voxx received the following results from its Reasonable Country of Origin Inquiry:

Initial Assessment and Survey	2015	2014	2013

Total suppliers surveyed for Conflict Minerals requirements:	550	618	592
Response rate:	80%	71%	50%

Supplier Responses

Products containing no Conflict Minerals in materials provided to Voxx Corp:	1,284	1,597	2,060
	18%	19%	30%

Products for which Conflict Minerals do not originate from DRC or adjoining countries:	3,905	5,565	3,834
	54%	68%	55%

Product for which Conflict Minerals source is unknown:	2,015	1,081	1,045
	28%	13%	15%

The Company has noted that supplier engagement has increased in 2015 as additional efforts have been made by the Company to contact all suppliers and obtain responses and although it appears that the number of unknown material in our supplier responses has increased over prior years, the Company has had the highest supplier response to date in 2015 and we believe we have compiled the most complete and accurate data representing the minerals in our supply chain since the start of our due diligence efforts. Additionally, during the 2015 due diligence process, one of the Company’s Conflict Minerals Champions traveled to China to meet with the account manager of one of the Company’s suppliers who had been flagged as higher risk based on their CMRT response. The Conflict Mineral Champion was able to discuss the supplier’s responses in person and resolve potential issues by obtaining additional information and responses. Refer also to the Company’s Reasonable Country of Origin Inquiry process for the steps taken by the Company in 2015, which are the most robust procedures the Company has performed since the inception of the Conflict Mineral due diligence process.

Provided below is a link to Voxx’s internet disclosure of this Conflict Minerals Report:
http://investors.voxxintl.com/sec.cfm

Through Supply Chain Solutions, Voxx has created and maintains a database of this information, with the assistance of 3E. A copy of the declared sources of material has been included as part of this filing in Appendix A. The declared sources represent a summary of all available information, which has been declared by our suppliers in response to the RCOI.

Due Diligence

1.	Internal Standard Operating Procedures

Voxx has created internal standard operating procedures (SOPs) for its Conflict Minerals Process Organization, which was established by the Company to lead the Company’s conflict minerals evaluation and due diligence process.

These SOPs provide a step by step process that each business unit, department and employee must follow in order to generate and maintain the necessary information needed for Voxx’s compliance with the Rule.

The Organization is structured to provide Company-wide involvement of key individuals who have an impact on product development, procurement, production, supplier evaluation, public relations, corporate and social responsibility, information technology, legal and reporting. The members of the Organization are responsible for ensuring that the Company’s due diligence process is properly executed and all issues identified during implementation or ongoing execution are appropriately addressed and resolved on a timely basis. The Organization includes:

•	Process Oversight - VOXX International Corporation’s Board of Directors

•
Process Sponsor - President and Chief Executive Officer, who sets the tone at the top and emphasizes the importance of maintaining compliance with the Company’s established Conflict Minerals policy and due diligence process and improving supply chain management related to potential conflict minerals sources.

•
Process Leader - One of Voxx’s three Assistant Vice President in the Accounting Department, who develops and oversees the Conflict Minerals due diligence process, ensures compliance with due diligence objectives and oversees day to day coordination of efforts pertaining to the due diligence process between management, external advisors and auditors.

•
Process Administrator - Responsible for administering and documenting day to day activities of the Conflict Minerals due diligence process, and coordinating efforts between management, external advisors and auditors. This role is performed by one of the Company’s administrative assistants.

•	External Conflict Minerals Advisor - 3E Company (“3E”)

•
Conflict Minerals Steering Committee - Representing a cross-section of the Company’s organizational leadership, responsible for sustaining and driving the Conflict Minerals due diligence process, making decisions and ensuring the evaluation process proceeds efficiently and effectively. The members of this committee include the Company’s Senior Vice President and Chief Operating Officer, General Counsel, as well identified leads at Corporate headquarters and within the Company’s subsidiaries at which the majority of products and materials containing conflict minerals reside, generally members of the Engineering Department.

•
Corporate Compliance Team - Responsible for monitoring the control environment related to, and management of, the external reporting process. Members of this team include the Director of Corporate Compliance and the Manager of Financial Reporting, who are responsible for the Company’s SOX compliance and the filing of SEC reports, as well as members of the Accounting Department, who carry out the due diligence objectives.

•
Conflict Minerals Champions - Designated individuals at each of the Company’s subsidiaries responsible for monitoring the functions in their respective processes, communicating with the Conflict Minerals Steering Committee about issues and changes within their processes and communicating with local personnel on new developments or requirements of the Conflict Minerals evaluation.

•
Significant Subsidiaries and Process Owners - Significant operating groups (and their respective owners/group leaders) identified by Company management that source or manufacture products containing minerals included on the Conflict Minerals list and requiring evaluation.

The Conflict Minerals Steering Committee, Corporate Compliance Team and Conflict Minerals Champions are responsible for assisting the Process Owners in the development, documentation and implementation of the Company’s procedures and the evaluation of potential conflict minerals procurement for its supply chain. All internal resources performing and/or assisting in the Conflict Minerals evaluation and due diligence are qualified to perform his/her respective duties in the evaluation and are trained on the systems used to carry out the Company’s due diligence.

2.	Risk Assessment & Risk Mitigation

The Company strives to maintain positive long-term relationships with all of its suppliers while remaining cost competitive in the market and upholding established quality standards. Whenever possible, the Company will leverage its long-term relationships to influence its suppliers to support conflict minerals initiatives and enable the Company to continue to responsibly source from them.

As part of Voxx’s Compliance Plan design, all products and suppliers were assessed and flagged in a Supplier Database for prioritization of due diligence and supply chain sourcing activities.

The Company’s consultants, 3E Company, has created and maintains for Voxx, a supplier database to facilitate supply chain inquiries and control the documentation of due diligence performed related to potential conflict minerals within its supply chain. The supplier database is maintained within a software tool, Supply Chain Solutions, provided to the Company by 3E Company. 3E ensures the security of supplier information and that responsible Organization members have been granted access to enter and maintain products and suppliers within the database and execute supplier inquiries.

The Company’s goal is to report on all of its conflict mineral related suppliers each year. In order to achieve this goal, the suppliers of each item on the active item lists provided by the operating groups are identified. After the initial assessment is complete, suppliers providing conflict mineral related items are clearly identified in the Supplier Database.

The Company identifies the suppliers of metals in its supply chain, through its CMRT efforts. This includes confidential communication with the Company’s immediate suppliers, specifying to direct suppliers which smelters/refiners meet the requirements of industry accepted standards for responsible mineral handling and transport, and the use of confidential information-sharing systems on suppliers and/or the contribution to, or research of, industry-wide schemes that provide disclosures on upstream actors in the supply chain.

Once the vendors who produce refined conflict minerals used in the Company’s supply chain have been identified, the Company communicates with these suppliers and obtains from them initial information on country of mineral origin, or communicates preliminary red flag evidence identified in their supply chains. The determination of whether suppliers have, or reasonably should have, identified red flags in their supply chains is based on the Company’s review and processing of evidence generated through interactions, transactions and inquiries of the suppliers, as well as the review of annual CMRT responses. If the Company can reasonably determine that red flags do not arise in a supplier’s supply chain, no additional due diligence is required for that supply chain.

3.	Maintenance of Receivable Business Records

Voxx uses 3E Company’s database in order to maintain business records. This includes supplier responses, supplier corrective actions and risk mitigation processes. A report is generated from 3E’s database, at least annually, outlining the information gathered and the actual and potential risks identified in the supply chain risk assessment. The report includes the suppliers currently providing conflict minerals and the metals contained; items and related suppliers with one or more red flags; suppliers with insufficient responses; suppliers with anomalies in the due diligence process that need resolution; and suppliers who fail to respond. This report is used to prepare the Company’s annual Conflict Minerals Report, as well as to plan for the subsequent years’ due diligence efforts.

Although no longer part of the mandatory requirements under final rules, the storage of these metrics is an important part of demonstrating transparency and is in accordance with compliance to recommended OECD due diligence. The Supplier Database will be maintained for a minimum of five (5) years.

This will also allow Voxx to show the long-term evolution and improvement of its program to its shareholders.

4.	Future steps to be taken to improve due diligence and risk mitigation

We intend to take the following steps to improve the due diligence conducted to further mitigate the risk that the conflict minerals in our products finance or benefit armed groups in the DRC:

•	Continue to engage suppliers to obtain current, accurate and complete information about the supply chain.

•	Consider incorporating Conflict Minerals compliance language into our contracts with suppliers as they are entered into or renewed.

•	Focus efforts to determine the source of components that the Company identified as not being conflict free or that had unknown results.

•	Work through the CFSI to expand the smelters and refiners participating in the Conflict Free Smelter Program.

•
Engage any suppliers, if found to be providing us with components or materials containing conflict minerals from sources that support conflict in the DRC, to establish an alternative source of conflict minerals that does not support such conflict.

•	Work with the OECD and relevant trade associations to define and improve best practices and encourage responsible sourcing of conflict minerals.

•
Work toward moving our due diligence efforts to the contract initiation phase of our supplier relationships by requiring our suppliers to provide CMRT information on the date we enter into initial supplier agreements, as well as at renewal dates, in addition to our annual due diligence efforts.

Based on the information provided by VOXX’s suppliers utilized during 2015, the Company believes that the facilities that may have been used to process 3TG’s in our products include the smelters and refiners listed in Appendix A below. The supplier responses included Known and Unknown smelters, but based on the absence of reliable information on the Unknown smelters, only the Known smelters have been included in Appendix A.

APPENDIX A
Smelter Name	Smelter Country	Gold	Tungsten	Tantalum	Tin
A.L.M.T. TUNGSTEN Corp.	Japan		X
ACL Metais Eireli	Brazil		X
Advanced Chemical Company	USA	X
Aida Chemical Industries Co., Ltd.	Japan	X
Aktyubinsk Copper Company TOO	Russia	X
Allgemeine Gold-und Silberscheideanstalt A.G.	Germany	X
Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan	X
Alpha	USA				X
An Thai Minerals Co., Ltd.	Vietnam				X
An Vinh Joint Stock Mineral Processing Company	Vietnam				X
AngloGold Ashanti Córrego do Sítio Minerção	Brazil	X
Argor-Heraeus SA	Switzerland	X
Asahi Pretec Corporation	Japan	X
Asahi Refining Canada Limited	Canada	X
Asahi Refining USA Inc.	USA	X
Asaka Riken Co., Ltd	Japan	X
Asia Tungsten Products Vietnam Ltd.	Vietnam		X
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey	X
Aurubis AG	Germany	X
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines	X
Bauer Walser AG	Germany	X
Boliden AB	Sweden	X
C. Hafner GmbH + Co. KG	Germany	X
Caridad	Mexico	X
CCR Refinery - Glencore Canada Corporation	Canada	X
Cendres + Métaux SA	Switzerland	X
Changsha South Tantalum Niobium Co., Ltd.	China			X
Chenzhou Diamond Tungsten Products Co., Ltd.	China		X
Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China				X
Chimet S.p.A.	Italy	X
China National Gold Group Corporation	China	X
China Tin Group Co., Ltd.	China				X
Chongyi Zhangyuan Tungsten Co., Ltd.	China		X
Chugai Mining	Japan	X
CNMC (Guangxi) PGMA Co. Ltd.	China				X

Colt Refining	USA	X
Conghua Tantalum and Niobium Smeltry	China			X
Cooperativa Metalurgica de Rondônia Ltda.	Brazil				X
CV Ayi Jaya	Indonesia				X
CV Dua Sekawan	Indonesia				X
CV Gita Pesona	Indonesia				X
CV Justindo	Indonesia				X
CV Makmur Jaya	Indonesia				X
CV Serumpun Sebalai	Indonesia				X
CV Tiga Sekawan	Indonesia				X
CV United Smelting	Indonesia				X
CV Venus Inti Perkasa	Indonesia				X
D Block Metals, LLC	USA			X
Daejin Indus Co. Ltd	Korea	X
Daye Non-Ferrous Metals Mining Ltd.	China	X
Dayu Jincheng Tungsten Industry Co., Ltd.	China		X
Dayu Weiliang Tungsten Co., Ltd.	China		X
Do Sung Corporation	Korea	X
DODUCO Gmbh	Germany	X
Dowa	Japan	X			X
Duoluoshan	China			X
E.S.R. Electronics	USA			X
Eco-System Recycling Co., Ltd.	Japan	X
Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Vietnam				X
Elemetal Refining, LLC	USA	X
Elmet S.L.U (Metallo Group)	Spain				X
EM Vinto	Bolivia				X
Emirates Gold DMCC	United Arab Emirates	X
Estanho de Rondônia S.A.	Brazil				X
Exotech Inc.	USA			X
F&X Electro-Materials Ltd.	China			X
Faggie Enrico S.p.A.	Italy	X
Fenix Metals	Poland				X
Fidelity Printers and Refiners Ltd.	Zimbabwe	X
FIR Metals & Resource Ltd.	China			X
FSE Novosibirsk Refinery	Russia	X
Fujian Jinxin Tungsten Co., Ltd.	China		X
Gansu Seemine Material Hi-Tech Co Ltd	China	X
Ganxian Shirui New Material Co., Ltd.	China		X
Ganzhou Huaxing Tungsten Products Co., Ltd.	China		X
Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China		X
Ganzhou Non-ferrous Metals Smelting Co., Ltd.	China		X
Ganzhou Seadragon W & Mo Co., Ltd.	China		X
Ganzhou Yatai Tungsten Co., Ltd.	China		X
Geib Refining Corporation	USA	X

Gejiu Fengming Metallurgy Chemical Plant	China				X
Gejiu Jinye Mineral Company	China				X
Gejiu Kai Meng Industry and Trade LLC	China				X
Gejiu Non-Ferrous Metal Processing Co., Ltd.	China				X
Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China				X
Gejiu Zi-Li	China				X
Global Advanced Metals	USA			X
Global Advanced Metals Aizu	Japan			X
Global Advanced Metals Boyertown	USA			X
Global Tungsten & Powders Corp.	USA		X
Guangdong Jinding Gold Limited	China	X
Guangdong Xianglu Tungsten Co., Ltd.	China		X
Guangdong Zhiyuan New Material Co., Ltd.	China			X
Guanyang Guida Nonferrous Metal Smelting Plant	China				X
Guizhou Zhenhua Xinyun Technology Ltd., Kaili branch	China			X
H.C. Starck Co., Ltd.	Thailand			X
H.C. Starck GmbH	Germany		X	X
H.C. Starck GmbH Laufenburg	Germany			X
H.C. Starck Group	Germany		X	X
H.C. Starck Hermsdorf GmbH	Germany			X
H.C. Starck Inc.	USA			X
H.C. Starck Ltd.	Japan			X
H.C. Starck Smelting GmbH & Co.KG	Germany		X	X
Hangzhou Fuchunjiang Smelting Co., Ltd.	China	X
Heimerle + Meule GmbH	Germany	X
Hengyang King Xing Lifeng New Materials Co., Ltd.	China			X
Heraeus Ltd. Hong Kong	Hong Kong	X
Heraeus Precious Metals GmbH & Co. KG	Germany	X
Hi-Temp Specialty Metals, Inc.	USA			X
HuiChang Hill Tin Industry Co., Ltd.	China				X
Huichang Jinshunda Tin Co. Ltd	China				X
Hunan Chenzhou Mining Group Co., Ltd.	China	X	X
Hunan Chuangda Vandadium Tungsten Co., Ltd. Wuji	China		X
Hunan Chuangda Vandadium Tungsten Co., Ltd. Yanglin	China		X
Hunan Chunchang Nonferrous Metals Co., Ltd.	China		X
Hwasung CJ Co. Ltd	Korea	X
Hydrometallurg, JSC	Russia		X
Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	China	X
Ishifuku Metal Industry Co., Ltd.	Japan	X
Istanbul Gold Refinery	Turkey	X

Japan Mint	Japan	X
Japan New Metals Co., Ltd.	Japan		X
Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China		X
Jiangxi Copper Company Limited	China	X
Jiangxi Dayu Longxintai Tungsten Co., Ltd.	China		X
Jiangxi Dinghai Tantalum & Niobium Co., LTD	China			X
Jiangxi Gan Bei Tungsten Co., Ltd.	China		X
Jiangxi Ketai Advanced Material Co., Ltd.	China				X
Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	China		X
Jiangxi Nanshan	China				X
Jiangxi Richsea New Materials Co., Ltd.	China		X
Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China		X
Jiangxi Tuohong New Raw Material	China			X
Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China		X
Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	China		X
Jiangxi Yaosheng Tungsten Co., Ltd.	China		X
JiuJiang JinXin Nonferrous Metals Co., Ltd.	China			X
Jiujiang Tanbre Co., Ltd.	China			X
Jiujiang Zhongao Tantalum & Niobium Co, Ltd.	China			X
JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russia	X
JSC Uralelectromed	Russia	X
JX Nippon Mining & Metals Co., Ltd.	Japan	X
Kazzinc	Kazakhstan	X
KEMET Blue Metals	Mexico			X
KEMET Blue Powder	USA			X
Kennametal Fallon	USA		X
Kennametal Huntsville	USA		X
Kennecott Utah Copper LLC	USA	X
KGHM Polska MiedŸ Spó³ka Akcyjna	Poland	X
King-Tan Tantalum Industry Ltd	China			X
Kojima Chemicals Co., Ltd	Japan	X
Korea Metal Co. Ltd	Korea	X
Korea Zinc Co., Ltd.	Korea	X
Kyrgyzaltyn JSC	Kyrgyzstan	X
L' azurde Company For Jewelry	Saudi Arabia	X
Lingbao Gold Company Limited	China	X
Lingbao Jinyuan Tonghui Refinery Co. Ltd.	China	X
Linwu Xianggui Smelter Co	China				X
LSM Brasil S.A.	Brazil			X
LS-NIKKO Copper Inc.	Korea	X
Luoyang Zijin Yinhui Metal Smelt Co Ltd	China	X

Magnu's Minerais Metais e Ligas LTDA	Brazil				X
Malaysia Smelting Corporation (MSC)	Malaysia				X
Malipo Haiyu Tungsten Co., Ltd.	China		X
Materion	USA	X
Matsuda Sangyo Co., Ltd.	Japan	X
Melt Metais e Ligas S/A	Brazil				X
Metallic Resources, Inc.	USA				X
Metallo-Chimique N.V.	Belgium				X
Metallurgical Products India (Pvt.), Ltd.	India			X
Metalor Technologies (Hong Kong) Ltd	Hong Kong	X
Metalor Technologies (Singapore) Pte., Ltd.	Singapore	X
Metalor Technologies (Suzhou) Ltd.	China	X
Metalor Technologies SA	Switzerland	X
Metalor USA Refining Corporation	USA	X
METAÚRGICA MET-MEX PEÑOLES, S.A. DE C.V	Mexico	X
Mineração Taboca S.A.	Brazil			X	X
Minsur	Peru				X
Mitsubishi Materials Corporation	Japan	X			X
Mitsui Mining & Smelting	Japan			X
Mitsui Mining and Smelting Co., Ltd.	Japan	X
MMTC-PAMP India Pvt., Ltd	India	X
Moliren Ltd	Russia		X
Molycorp Silmet A.S.	Estonia			X
Moscow Special Alloys Processing Plant	Russia	X
Nadir Metal Rafineri San. Ve Tic. A.ª.	Turkey	X
Navoi Mining and Metallurgical Combinat	Uzbekistan	X
Nghe Tinh Non-Ferrous Metals Joint Stock Company	Vietnam				X
Niagara Refining LLC	USA		X
Nihon Material Co. LTD	Japan	X
Ningxia Orient Tantalum Industry Co., Ltd.	China			X
Novosibirsk Integrated Tin Works	Russia				X
Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Vietnam		X
O.M. Manufacturing (Thailand) Co., Ltd.	Thailand				X
O.M. Manufacturing Philippines, Inc.	Philippines				X
Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	Austria	X
Ohura Precious Metal Industry Co., Ltd	Japan	X
OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	Russia	X
OJSC Kolyma Refinery	Russia	X
Operaciones Metalurgical S.A.	Bolivia				X
PAMP SA	Switzerland	X
Penglai Penggang Gold Industry Co Ltd	China	X
Philippine Chuangxin Industrial Co., Inc.	Philippines		X
Phoenix Metal Ltd.	Rwanda				X

Plansee SE Liezen	Austria			X
Plansee SE Reutte	Austria			X
Pobedit, JSC	Russia		X
Prioksky Plant of Non-Ferrous Metals	Russia	X
PT Alam Lestari Kencana	Indonesia				X
PT Aneka Tambang (Persero) Tbk	Indonesia	X
PT Aries Kencana Sejahtera	Indonesia				X
PT Artha Cipta Langgeng	Indonesia				X
PT ATD Makmur Mandiri Jaya	Indonesia				X
PT Babel Inti Perkasa	Indonesia				X
PT Babel Surya Alam Lestari	Indonesia				X
PT Bangka Kudai Tin	Indonesia				X
PT Bangka Prima Tin	Indonesia				X
PT Bangka Putra Karya	Indonesia				X
PT Bangka Timah Utama Sejahtera	Indonesia				X
PT Bangka Tin Industry	Indonesia				X
PT Belitung Industri Sejahtera	Indonesia				X
PT BilliTin Makmur Lestari	Indonesia				X
PT Bukit Timah	Indonesia				X
PT Cipta Persada Mulia	Indonesia				X
PT DS Jaya Abadi	Indonesia				X
PT Eunindo Usaha Mandiri	Indonesia				X
PT Fang Di MulTindo	Indonesia				X
PT HANJAYA PERKASA METALS	Indonesia				X
PT HP Metals Indonesia	Indonesia				X
PT Inti Stania Prima	Indonesia				X
PT Karimun Mining	Indonesia				X
PT Kijang Jaya Mandiri	Indonesia				X
PT Koba Tin	Indonesia				X
PT Mitra Stania Prima	Indonesia				X
PT Panca Mega Persada	Indonesia				X
PT Pelat Timah Nusantara Tbk	Indonesia				X
PT Prima Timah Utama	Indonesia				X
PT Refined Bangka Tin	Indonesia				X
PT Sariwiguna Binasentosa	Indonesia				X
PT Seirama Tin investment	Indonesia				X
PT Singkep Times Utama	Indonesia				X
PT Stanindo Inti Perkasa	Indonesia				X
PT Sukses Inti Makmur	Indonesia				X
PT Sumber Jaya Indah	Indonesia				X
PT Supra Sukses Trinusa	Indonesia				X
PT Timah (Persero), Tbk Kundur	Indonesia				X
PT Timah (Persero), Tbk Muntok	Indonesia				X
PT Tinindo Inter Nusa	Indonesia				X
PT Tirus Putra Mandiri	Indonesia				X
PT Tommy Utama	Indonesia				X
PT Wahana Perkit Jaya	Indonesia				X
PT Yinchendo Mining Industry	Indonesia				X
PX Précinox SA	Switzerland	X
QuantumClean	USA			X

Rand Refinery (Pty) Ltd	South Africa	X
Republic Metals Corporation	USA	X
Resind Indústria e Comércio Ltda.	Brazil			X	X
RFH Tantalum Smeltry Co., Ltd	China			X
Royal Canadian Mint	Canada	X
Rui Da Hung	Taiwan				X
Sabin Metal Corp.	USA	X
Samduck Precious Metals	Korea	X
SAMWON METALS Corp.	Korea	X
Sanher Tungsten Vietnam Co., Ltd.	Vietnam		X
SAXONIA Edelmetalle GmbH	Germany	X
Schone Edelmetaal B.V.	Netherlands	X
SEMPSA Joyería Platería SA	Spain	X
Shandong Zhaojin Gold & Silver Refinery Co. Ltd	China	X
Shanghai Jiangxi Metals Co. Ltd	China			X
Sichuan Tianze Precious Metals Co., Ltd	China	X
Singway Technology Co., Ltd.	Taiwan	X
So Accurate Group, Inc.	USA	X
SOE Shyolkovsky Factory of Secondary Precious Metals	Russia	X
Soft Metais Ltda.	Brazil				X
Solar Applied Materials Technology Corp.	Taiwan	X
Solikamsk Magnesium Works OAO	Russia			X
South-East Nonferrous Metal Company Limited of Hengyang City	China		X
Sumitomo Metal Mining Co., Ltd.	Japan	X
T.C.A S.p.A.	Italy	X
Taki Chemicals	Japan			X
Tanaka Kikinzoku Kogyo K.K.	Japan	X
Tejing (Vietnam) Tungsten Co., Ltd.	Vietnam		X
Telex Metals	USA			X
Thaisarco	Thailand				X
The Great Wall Gold and Silver Refinery of China	China	X
The Refinery of Shandong Gold Mining Co., Ltd	China	X
Tokuriki Honten Co., Ltd	Japan	X
Tongling nonferrous Metals Group Co.,Ltd	China	X
Torecom	Korea	X
Tranzact, Inc.	USA			X
Tuyen Quang Non-Ferrous Metals Joint Stock Company	Vietnam				X
Ulba Metallurgical Plant JSC	Kazakhstan			X
Umicore Brasil Ltda	Brazil	X
Umicore Precious Metals Thailand	Thailand	X
Umicore SA Business Unit Precious Metals Refining	Belgium	X
United Precious Metal Refining, Inc.	USA	X
Valcambi SA	Switzerland	X

Vietnam Youngsun Tungsten Industry Co., Ltd	Vietnam		X
VQB Mineral and Trading Group JSC	Vietnam				X
Western Australian Mint trading as The Perth Mint	Australia	X
White Solder Metalurgia e Mineração Ltda.	Brazil				X
WIELAND Edelmetalle GmbH	Germany	X
Wolfram Bergbau und Hütten AG	Austria		X
Wolfram Company CJSC	Russia		X
Woltech Korea Co., Ltd.	Korea		X
Xiamen Tungsten Co., Ltd.	China		X
Xinfeng Huarui Tungsten & Molbdenum New Material Co., Ltd.	China		X
Xinhai Rendan Shaoguan Tungsten Co., Ltd.	China		X
XinXing HaoRong Electronic Material Co., Ltd.	China			X
Yamamoto Precious Metal Co., Ltd.	Japan	X
Yichun Jin Yang Rare Metal Co., Ltd	China			X
Yokohama Metal Co Ltd	Japan	X
Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	China				X
Yunnan Copper Industry Co Ltd	China	X
Yunnan Tin Group (Holding) Company Limited	China				X
Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	X
Zhuzhou Cemented Carbide	China			X
Zijin Mining Group Co., Ltd Gold Refinery	China	X